Exhibit 10.2

Siebel Systems, Inc.
2005 Executive Bonus Plan

Purpose:

The terms of the 2005 Executive Bonus Plan (the "Plan") have been established to reward the Company's executives and other senior managers for assisting the Company in achieving its operational goals through exemplary performance. Under the Plan, cash bonuses, if any, will be based on both the achievement of specified individual and corporate goals as well as a review of personal performance, which is determined at the discretion of the Compensation Committee.

Determination of 2005 Cash Bonuses:

The pool for potential cash bonuses under the Plan may range from 33% to a maximum of 150% of the target amount (to the extent results exceed objectives). The target bonuses for participants in the Plan will be based on a percentage of base salary and the achievement of a combination of (1) objective Company performance goals, appropriately tailored for Plan participants, and (2) individual performance criteria. The objective Company performance goals for each participant will be based on the Company's 2005 revenue, operating margin and customer satisfaction, or on other Company performance goals to be determined by the Compensation Committee. The individual performance criteria for each participant will be based on the evaluation of performance objectives, demonstration of the Company's core values and exceptional leadership, or on other criteria to be determined by the Compensation Committee. The Company's Board of Directors and Compensation Committee reserve the right to modify these goals and criteria at any time or to grant bonuses to the participants even if the performance goals are not met.